CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Pre-Effective Amendment 3 to Registration Statement No. 333-163115 on Form N-1A of our report dated March 26, 2010, relating to the statement of assets and liabilities of Capital Private Client Services Funds (the “Fund”) comprised of Capital Core Municipal Fund, Capital Short Term Municipal Fund, Capital California Core Municipal Fund, Capital California Short-Term Municipal Fund, and Capital Core Bond Fund, appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the reference to us under the heading “Independent registered public accounting firm” in the Statement of Additional Information, which is part of such Registration Statement.

/s/DELOITTE & TOUCHE LLP

Costa Mesa, California
April 6, 2010